AMENDMENT NO. 2
                                  TO BYLAWS OF
                                  E*TRADE FUNDS

                                 September 2001


     WHEREAS, pursuant to Article XI of the Bylaws, the Board of Trustees of the Trust approved the amendment of Article III, Section 3 of the Bylaws;

     NOW THEREFORE, Article III, Section 3 of the Trust's Bylaws be, and it hereby is, replaced by the following:

          Section 3. Record Date for Meetings and Other Purposes. For the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 90 days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than 90 days prior to the date of any meeting of Shareholders or distribution or other action as a record date for the determinations of the persons to be treated as Shareholders of record for such purposes, subject to the provisions of the Trust Instrument.